Exhibit 99.1

Feb. 3, 2012

FOR IMMEDIATE RELEASE

Contacts:
Tamera Gjesdal	Alan Greer	Maria Lachapelle
Senior Vice President	Executive Vice President	Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1472
tgjesdal@bbandt.com	agreer@bbandt.com	mlachapelle@bbandt.com

BB&T purchases leading wholesale insurance brokerage
Acquisition doubles BB&T’s wholesale insurance business

Positions BB&T Insurance as No. 1 independent wholesale distributor of life insurance in U.S.
Creates synergies between BB&T’s wholesale property & casualty business (CRC) and BB&T’s Wealth Division
Expected to produce approximately 30 percent increase in annual insurance revenues
Meets BB&T’s financial criteria

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) announced today that it has reached an agreement to acquire the life and property and casualty insurance operating divisions of Roseland, N.J.,- based Crump Group Inc. Crump is the largest independent wholesale distributor of life insurance and one of the largest providers of wholesale commercial insurance brokerage and specialty programs in the U.S.

Under the terms of the agreement, BB&T will acquire Crump Life Insurance Services and Crump Property & Casualty Insurance Services for $570 million in cash. The transaction, which exceeds BB&T’s acquisition criteria, is expected to add approximately $300 million in annual revenue to BB&T Insurance. BB&T expects to record approximately $570 million of intangibles as a result of this acquisition. The transaction, which is subject to regulatory approval, is expected to close in the first quarter. This transaction does not include Crump’s retirement services business (Ascensus).

“As the largest independent wholesale life insurance distributor in the country, the Crump acquisition significantly expands and strengthens our insurance operations,” said Kelly S. King, BB&T’s chairman and chief executive officer. “The deal is a great strategic fit for BB&T, immediately increasing and diversifying our fee income while driving stronger revenues.”

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Wade Reece, BB&T Insurance chairman and chief executive officer, said Crump represents a transformational opportunity for BB&T Insurance. “We’ve known and respected Crump for years and consider them an industry leader,” Reece said. “This is an opportunity for BB&T to become a significant and strategic player in the high-growth, high-margin life insurance distribution business and expand our property and casualty business.”

Currently, BB&T’s wholesale insurance operations include property and casualty broker CRC Insurance Services, managing general agent Southern Cross TAPCO Underwriters and managing general underwriter AmRisc LLP. Including its retail operations, BB&T Insurance is the sixth largest insurance broker in the U.S.

With 23 offices throughout the country, Crump Life Insurance Services supports the sale of life, long-term care, disability and annuity products, and life settlements. Crump has relationships with more than 100 life insurance companies and supports a network of more than 200,000 producers and institutional clients.

Crump Property and Casualty Insurance Services offers expertise in virtually every area of the business, from standard coverage to excess and surplus lines. Crump’s specialty programs are full service managing general agents offering underwriting expertise in transportation, workers’ compensation, professional liability, personal accident, and other lines of business.

John Howard, president and chief executive officer of Crump Group, will join BB&T Insurance operations in a senior leadership position reporting to Reece.

“BB&T and Crump share a strong commitment to our clients and employees as evidenced by our consistently high customer satisfaction scores, industry awards and strong financial growth” Howard said. “We’re excited about this partnership and look forward to bringing the wide range of Crump products and services, unique expertise, and our high-touch, caring approach to BB&T’s clients.”

About Crump Group Inc.
Crump Group Inc. is the second largest wholesale insurance distributor in the U.S., and through its Ascensus division is the largest independent record keeper and administrator for retirement plans in the U.S. Crump Life Insurance Services is the largest independent wholesale distributor of life insurance in the U.S., supporting the sale of life, long term care, disability and annuity products, and life settlements, through relationships with independent producers and institutional clients, and is a leading provider of technology and processing solutions to carriers and agencies. Crump’s Property & Casualty Insurance Services division is one of the largest providers of wholesale commercial insurance brokerage and specialty programs in the U.S.

About BB&T Insurance
Raleigh, N.C.-based BB&T Insurance, the sixth largest insurance broker in the U.S. and the seventh largest internationally, is made up of a group of subsidiaries of BB&T. BB&T Insurance operates 118 retail insurance agencies across the United States. BB&T’s wholesale insurance operation includes CRC Insurance Services, managing general agent Southern Cross TAPCO Underwriters and managing general underwriter AmRisc LLP, which make up a national platform for wholesale property and casualty insurance placements. BB&T Insurance consistently earns Greenwich Excellence customer satisfaction awards for large corporate and middle-market insurance brokerage in the U.S.

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About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with $174.6 billion in assets and market capitalization of $17.5 billion as of Dec. 31, 2011. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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